UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

KIMBALL HILL, INC.

(Exact name of registrant as specified in its charter)

Illinois	333-133278	36-2177380
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

5999 New Wilke Road, Suite 504 Rolling Meadows, Illinois	60008
(Address of principal executive offices)	(Zip Code)

(847) 364-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 14, 2008, Kimball Hill, Inc. (the “Company”) entered into a second amendment (the “Second Amendment”) to its Limited Duration Waiver Agreement and Amendment (as amended, the “Waiver Agreement and Amendment”), dated as of January 25, 2008, with respect to its Amended and Restated Credit Agreement, dated as of August 10, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Second Amendment extends the duration of the Waiver Agreement and Amendment from March 14, 2008 to April 11, 2008, unless earlier terminated pursuant to the terms of the Waiver Agreement and Amendment.  The Second Amendment also (1) prohibits the Company from making payments or incurring any indebtedness in connection with existing land purchase obligations, other than certain land purchase obligations agreed to by the lenders (the “Approved Takedowns”) and provided that the aggregate amount of such Approved Takedowns does not exceed $2.5 million, (2) prohibits the Company from making payments in excess of an aggregate amount of $500,000 in connection with any Joint Venture (as defined in the Credit Agreement) obligations until April 11, 2008, (3) reduces the Revolving Credit Commitments (as defined in the Credit Agreement) from $400.0 million to $360.0 million, and (4) requires that cash and cash equivalent proceeds from certain dispositions, including the sale/leaseback of its current headquarters, be deposited into a cash collateral account designated by the Administrative Agent under the Credit Agreement, with a portion of such proceeds to be made available to the Company during the term of the Second Amendment.  In addition, in connection with the Second Amendment, the Company granted the Administrative Agent under the Credit Agreement additional liens on certain other of its cash accounts so that the Lenders (as defined in the Credit Agreement) now have a lien on all cash accounts held by the Company.  A copy of the Second Amendment will be filed with the Company’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2008.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release issued March 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL HILL, INC.

Date: March 14, 2008		/s/ Edward J. Madell
	By:	Edward J. Madell
	Its:	Senior Vice President, Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Press release issued March 14, 2008.